UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                                                   0-14706
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                                                               SEC File Number
                                                                  457030104
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                                                                 CUSIP Number

                           NOTIFICATION OF LATE FILING

(Check One)[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR
           [ ]Form N-CSR

                      For Period Ended: December 25, 2004

                      [ ]    Transition Report on Form 10-K
                      [ ]    Transition Report on Form 20-F
                      [ ]    Transition Report on Form 11-K
                      [ ]    Transition Report on Form 10-Q
                      [ ]    Transition Report on Form N-SAR
                      For the Transition Period Ended:  _____________

Read attached instruction sheet before preparing form. Please print or type.

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: relates to entire filing

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                         PART I - REGISTRANT INFORMATION

        Ingles Markets, Incorporated
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Full Name of Registrant

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Former Name if Applicable


2913 US Highway 70 West
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Address of Principal Executive Office (street and number)

Black Mountain, North Carolina 28711
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City, State and Zip Code


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                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[X]    (a)           The reasons described in reasonable detail in Part III
                     of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)           The subject annual report, semi-annual report, transition
                     report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or Form
                     N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
                     or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                     and

[ ]    (c)           The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

        As previously disclosed, the registrant has undergone an internal investigation of certain accounting issues, following receipt of an informal inquiry from the Securities and Exchange Commission and is in the process of preparing restatements of its financials statements for fiscal years 2002 and 2003 and the first three fiscal quarters of 2004 and 2003. When the restatements are completed the registrant will be able to file its Form 10-K for its fiscal year ended September 25, 2004. The delay in filing the Form 10-K has resulted in the inability of the registrant to finalize its financial statements for its fiscal quarter ended December 25, 2004 and the related Form 10-Q. As a consequence, the registrant will not be able to file its Form 10-Q by the prescribed due date without unreasonable effort and expense.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

               Brenda S. Tudor                       (828) 669-2941
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                 (Name)                          (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the


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        preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s). [] Yes [X] No The registrant's Form 10-K for the fiscal year ended September 25, 2004 has not been filed.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                                    SIGNATURE

          The Registrant has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Ingles Markets, Incorporated


Date:   February 4, 2005                    By:    /s/ Brenda S. Tudor
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                                            Brenda S. Tudor, Vice President -
                                            Finance and Chief Financial Officer




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